Exhibit 5.1

                [Letterhead of Wilson Sonsini Goodrich & Rosati]

                                November 12, 2002


         Nanometrics Incorporated
         1550 Buckeye Drive
         Milpitas, CA 95035

                Re:  Nanometrics Incorporated Registration Statement on Form S-8

         Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission ("SEC") on or about November 12, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,200,000 shares of your Common Stock (the "Shares") reserved for issuance under the Nanometrics Incorporated 2002 Nonstatutory Stock Option Plan (the "Plan"). As your legal counsel, we have examined and are familiar with the proceedings taken by you in connection with the sale of the Shares pursuant to the Plan.

         It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                        Very truly yours,

                                        /s/ Wilson Sonsini Goodrich & Rosati

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

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